EXHIBIT 2.1
Execution Copy
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into on September 15, 2005, by and among Premium Finance LLC, a Delaware limited liability company (“SibCo 1”), Mulberry Finance Co., Inc., a Delaware corporation (“SibCo 2”), DLJMB IV First Merger LLC, a Delaware limited liability company (“SibCo 3” and, together with SibCo 1 and SibCo 2, the “SibCos”), Premium Acquisition, Inc., a Delaware corporation (“Merger Co 1”), Mulberry Acquisition, Inc., a Delaware corporation (“Merger Co 2”), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation (“Merger Co 3,” and, together with Merger Co 1 and Merger Co 2, the “Merger Cos”) and UICI, a Delaware corporation (the “Company”).
RECITALS
     A. The respective boards of directors of each Merger Co and the Company have approved and declared advisable, and the sole member of SibCo 1, the members of SibCo 3 and the board of directors of SibCo 2 have approved, this Agreement and the merger of each Merger Co with and into the Company (the “Merger”) on the terms and subject to the conditions set forth herein.
     B. Concurrently with the execution of this Agreement, certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) with the Merger Cos pursuant to which such Persons have agreed, subject to the terms thereof, to vote their Common Shares in favor of adoption of this Agreement.
     C. Concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, funds affiliated with or managed by each of The Blackstone Group, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. (collectively, the “Sponsors” and each group of affiliated funds, individually, a “Sponsor”) is (i) entering into an agreement with Merger Co 1, Merger Co 2 and Merger Co 3, respectively, pursuant to which such Sponsor has agreed to provide the Equity Commitment (as defined herein) and (ii) providing guarantees (collectively, the “Guarantee”) in favor of the Company with respect to certain obligations of Merger Co 1, Merger Co 2 and Merger Co 3, respectively, in each case in furtherance of the transactions contemplated by this Agreement.
     D. Concurrently with the execution of this Agreement, certain parties to the Voting Agreement are entering into a non-compete agreement (the “Non-Compete Agreements”) with the Company and SibCo 1 pursuant to which such Person has agreed, subject to the terms thereof, to refrain from competing with the business of the Company and its Subsidiaries for a period of three years from the Closing Date.

     E. The parties desire to make certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger.
     F. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Section 8.1 of this Agreement.
     NOW, THEREFORE, the SibCos, the Company and the Merger Cos agree as follows:
I. THE MERGER
     1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) each Merger Co will merge with and into the Company and (b) the separate corporate existence of each Merger Co will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Closing. Unless otherwise mutually agreed in writing by the Company and SibCo 1, the closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, 10017, at 10:00 a.m. local time on the third Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.
     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the parties will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by SibCo 1 and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
     1.4 Effects of the Merger. The Merger will have the effects set forth in Section 259 and the other provisions of the DGCL.
     1.5 Certificate of Incorporation. As promptly as practicable after the date hereof (and in any event not later than the date the Company Proxy Statement is to be mailed or the Company Registration Statement is to become effective), SibCo 1 will prepare a final form of certificate of incorporation of the Surviving Corporation (the “Form of Charter”) which (a) shall rename the outstanding common stock of the Company as Class A-1 Common Stock, (b) shall establish a class of common stock (to be named Class A-2 Common Stock) having the same economic and voting rights as the Class A-1 Common Stock, but being subject to the terms set forth in Exhibit 1.5, and (c) shall have such other terms as may be customary, which form shall be reasonably acceptable to the Company. The certificate of incorporation of the Company will be amended in its entirety to read as set forth in the Form of Charter, and as so amended, at the Effective Time such certificate of incorporation will be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Law.
     1.6 Bylaws. The bylaws of Merger Co 1 in effect immediately prior to the Effective Time will be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter duly amended as provided therein or by applicable Law.
     1.7 Directors and Officers. The directors of the Merger Cos at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. The officers of the Company at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
     1.8 Assignment of Rights Under Debt Financing. In connection with the transactions contemplated by this Agreement:
          (a) Prior to the Effective Time, the Company will form a wholly-owned limited liability company (the “LLC”), the governance and economic structure and other key provisions of which shall be reasonably acceptable to SibCo 1. From and after the formation of the LLC until the Effective Time, the Company shall maintain the LLC as a wholly-owned Subsidiary of the Company;
          (b) At the request of SibCo 1, concurrent with or immediately after the Effective Time, the Company shall transfer to the LLC any and all assets (including capital stock of Subsidiaries) and liabilities of the Company that may be transferred by the Company without obtaining consents or authorizations from any third party or Governmental Entity; and

          (c) At the Effective Time, each SibCo will assign to the LLC any and all rights and obligations of such SibCo pursuant to the Debt Financing, and the Surviving Corporation will cause the LLC to assume such rights and obligations.
II. EFFECT OF THE MERGER ON CAPITAL STOCK
     2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any of the SibCos or the Merger Cos, the Company or the holder of any capital stock of any Merger Co or the Company:
          (a) Merger Consideration.
               (i) Each share of the common stock, par value $0.01 per share, of the Company (each, a “Common Share” and collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time, including Common Shares owned by any SibCo, any Merger Co or the Company or any wholly owned Subsidiary of any SibCo, any Merger Co or the Company or any of its wholly owned Subsidiaries, but excluding (A) Dissenting Shares, (B) Agent Shares and (C) Management Shares (the Common Shares referred to in (A)-(C), the “Excluded Common Shares” and the Common Shares referred to in (B)-(C), “Retained Shares”)), will be converted into the right to receive $37.00 in cash, without interest (the “Cash Consideration”).
               (ii) Management Shares shall not be converted into the Cash Consideration but shall instead remain outstanding, but renamed, as shares of Class A-1 common stock of the Surviving Corporation (“Class A-1 Common Stock”). Each Agent Share issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive one share of Class A-2 common stock, par value $0.01 per share, of the Surviving Corporation (“Class A-2 Common Stock,” such shares of Class A-2 Common Stock, together with the Class A-1 Common Stock remaining outstanding pursuant to this Article II, the “Stock Consideration,” and the Stock Consideration, together with the Cash Consideration, the “Merger Consideration”).
               (iii) Any Dissenting Shares will thereafter represent only the right to receive the applicable payments set forth in Section 2.3 upon compliance with the procedures set forth herein.
          (b) Cancellation of Common Shares. At the Effective Time, all Common Shares will no longer be outstanding and all Common Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.3, each Certificate formerly representing any such Common Shares will thereafter represent only the right to receive the Merger Consideration, in accordance with Section 2.2.

          (c) Cancellation of Treasury Stock. Each Common Share issued and outstanding immediately prior to the Effective Time and owned by any SibCo, any Merger Co or the Company, except for any such shares held on behalf of third parties, will cease to be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist.
          (d) Conversion of Merger Cos Capital Stock. Each share of common stock of each of Merger Co 1, Merger Co 2 and Merger Co 3 issued and outstanding immediately prior to the Effective Time will be converted into one share of Class A-1 Common Stock; it being understood that the capitalization (including number of outstanding shares) of the Merger Cos will be adjusted prior to the Effective Time as necessary to give effect to Section 2.1(e).
          (e) Agent Share Ownership. Giving effect to this Section 2.1, the ratio (x) of the number of shares of Class A-2 Common Stock issued in respect of Agent Shares in the Merger over (y) the aggregate number of shares of Class A-1 Common Stock issued in the Merger in respect of the cancellation of the capital stock of the Merger Cos shall be equal to the ratio of (1) the product of $37 and the number of Agent Shares at the Effective Time over (2) the aggregate equity capital of the Merger Cos at the Effective Time.
     2.2 Surrender of Certificates. (a) Paying Agent. At the Effective Time, the Surviving Corporation will deposit, or will cause to be deposited, with a bank or trust company appointed by SibCo 1 and reasonably acceptable to the Company (the “Paying Agent”), (i) for the benefit of the holders of Common Shares (other than Excluded Common Shares), cash sufficient to pay the aggregate Cash Consideration and (ii) for the benefit of the holders of Agent Shares, certificates representing the shares of Class A-2 Common Stock issuable at the Effective Time in the Merger pursuant to Section 2.1(a)(iii), in each case in exchange for the due surrender of the certificates formerly representing any such Common Shares (the “Certificates”) (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Section 2.2 (the cash deposited with the Paying Agent pursuant to this Section 2.2 being herein referred to as the “Payment Fund”). The Paying Agent will invest the Payment Fund as directed by SibCo 1, provided that no such investment or losses will affect the cash amounts payable to holders of Common Shares. Any interest and other income resulting from such investment will be paid to the Surviving Corporation.
          (b) Payment Procedures. As soon as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Common Shares a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor either (i) with respect to Common Shares other than Retained Shares, cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II or (ii) with respect to Agent Shares, a book-entry account statement reflecting ownership of (or, if requested, a stock certificate representing) that number of shares of Class A-2 Common Stock into which the shares of Common Stock previously represented by such Certificate are converted in accordance with Section 2.1(a)(ii), and, in each case, the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any cash amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Withholding Taxes. SibCo 1, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Common Shares any amounts that it is required to deduct and withhold with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made.
          (d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Common Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.
          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company six months after the Effective Time will be delivered to the Surviving Corporation. Any certificates representing shares of Class A-2 Common Stock deposited with the Paying Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this Section 2.2(e) will be delivered to the Surviving Corporation, which will thereafter act as exchange agent. Any former holder of Common Shares (other than Excluded Common Shares) who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of the Merger Consideration upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the SibCos, the Merger Cos, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms the Surviving Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.
     2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Common Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost their rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Cash Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Cash Consideration in the manner provided in Article II and shall no longer be Excluded Common Shares. Notwithstanding anything to the contrary contained in this Section 2.3, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give SibCo 1 prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall give SibCo 1 the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of SibCo 1, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.
     2.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Common Shares, or securities convertible or exchangeable into or exercisable for Common Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change.
     2.5 Treatment of Company Stock Options and Other Equity Based Awards. (a) Each option to purchase Common Shares (collectively, the “Company Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will become fully vested and exercisable and, except as provided in Exhibit 2.1(f), the holder of such Company Stock Option will, in settlement of such Company Stock Option and in exchange for the surrender to the Company of the certificate or other document evidencing such Company Stock Option, receive from the Company for each Common Share subject to such Company Stock Option, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Cash Consideration and the exercise price per Common Share, to the extent such difference is a positive number (with the aggregate amount of such payment rounded up to the nearest whole cent). At the Effective Time, each outstanding and unexercised Company Stock Option will be canceled and the holders of Company Stock Options will have no further rights in respect of any Company Stock Options.
          (b) Immediately prior to the Effective Time, all forfeiture provisions applicable to restricted shares (collectively, the “Company Restricted Shares”) issued pursuant to the Company Benefit Plans (or under any individual agreement with a Company employee or current or former director of the Company) will lapse to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the Company Benefit Plans (or the terms of any individual agreement). Each holder of Restricted Shares will be treated as a holder of the corresponding number of Common Shares as of the Effective Time in accordance with Section 2.1(a) in the same manner as other outstanding Company Common Shares issued and outstanding immediately prior to the Effective Time.
          (c) Each holder of each awarded and allocated share equivalent credit (collectively, the “Company Share Credit Awards”) outstanding as of the Effective Time pursuant to the terms of the Phantom Share Credit Plans will, in settlement of such Company Share Credit Awards and in exchange for the surrender to the Company of any document evidencing such Company Share Credit Awards, receive from the Company for each Company Share Credit Award, at such time as such Company Share Credit Award would have become fully vested and nonforfeitable (after taking into account any accelerated vesting in the UGA Employee Long Term Bonus Program) pursuant to the terms of the applicable Phantom Share Credit Plans as in effect as of the date hereof, an amount (subject to any applicable withholding tax) in cash equal to the number of shares subject to such Company Share Credit Awards held by such holder multiplied by the Cash Consideration. To the extent the Company has not previously done so, immediately prior to the Effective Time, the Company shall reallocate all “forfeiture credits” in accordance with the terms of the Phantom Share Credit Plans.
          (d) The Company will take all actions necessary to ensure that all adjustments, allocations and amendments to or all such determinations required with respect to the Company Stock Options, Company Restricted Shares and Company Share Credit Awards required to implement the foregoing provisions of this Section 2.5 are taken or made.
III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the letter delivered to the SibCos and the Merger Cos by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one Section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from the face of the disclosure), the Company hereby represents and warrants to the SibCos and each Merger Co that:
     3.1 Organization; Power; Qualification. (a) The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.
          (b) Each of the Domestic Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its lines of business as required by applicable Law, except, in each case, where the failure to be so licensed or authorized would not result in a material settlement or fine or a material change in the conduct of business by such Domestic Insurance Subsidiary as presently conducted. The Company and each of its Subsidiaries have made all material filings required under applicable insurance Laws.
     3.2 Corporate Authorization; Enforceability. (a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The board of directors of the Company (“Company Board”) has adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (ii) declaring that it is advisable and in the best interests of the stockholders of the Company that the Company enters into this Agreement and consummates the Merger on the terms and subject to the conditions set forth in this Agreement; (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) recommending to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the SibCos and the Merger Cos, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (such exceptions, the “Enforceability Exceptions”).
     3.3 Organizational Documents. The Company has made available to SibCo 1 correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its material Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).
     3.4 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 100,000,000 Common Shares and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). As of the close of business on September 12, 2005 (the “Measurement Date”), 46,124,004 Common Shares were issued and outstanding, including 14,000 Company Restricted Shares, and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 1,416,386 Common Shares were held in the treasury of the Company or by any Subsidiary. Since the Measurement Date, other than in connection with the issuance of Common Shares pursuant to the exercise of Company Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Company Stock Options. As of the Measurement Date, 631,581 Company Stock Options to purchase 631,581 Common Shares were outstanding. As of the Measurement Date, 1,766,401 Common Shares are issuable upon the vesting of all outstanding Matching Credits. As of the Measurement Date, there were outstanding 413,617.25 share credits under the Phantom Share Credit Plans. Except as set forth in this Section 3.4, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 5.2 if made after the date hereof. No Subsidiary of the Company owns any Common Shares.
          (b) All outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.
          (c) The Company has made available to SibCo 1 correct and complete copies of all plans of the Company providing for the issuance of Common Share awards based upon the value of Common Shares (the “Company Stock Award Plans”), which the Company has set forth on Section 3.4(c) of the Company Disclosure Letter, and all forms of options and other stock-based awards issued under those Company Stock Award Plans.
          (d) Except as set forth in this Section 3.4, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Common Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.
          (e) For purposes of this Agreement:
               (i) “Matching Credits” means any right with respect to a matching, bonus or forfeiture credit granted to a participant under any Agent Stock Accumulation Plan;
               (ii) “Agent Stock Accumulation Plan” means each of the Agents’ Total Ownership Plan I, Agents’ Total Ownership Plan II, the Agency Matching Total Ownership Plan I, the Agency Matching Total Ownership Plan II, the Initial Total Ownership Plan, the Agents’ Contribution to Equity Plan I, the Agents’ Contribution to Equity Plan II, the Matching Agency Contribution Plan I, the Matching Agency Contribution Plan II and Agents’ Stock Accumulation Plan; and
               (iii) “Phantom Share Credit Plans” means the Special Total Ownership Plan 2004, the “BOB II” Big Opportunity Bash Bonus Program II, the HMI Employee Bonus Program and the UGA Employee Long Term Bonus Program.
     3.5 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization and percentage ownership by the Company is set forth in Section 3.5 of the Company Disclosure Letter. None of the Subsidiaries is deemed to be “commercially domiciled” in any jurisdiction, and the Company is not presumed to be in “control” (within the meaning of applicable Laws) of any insurance company that is not a Subsidiary of the Company. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Except as set forth in this Section 3.5, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of any Subsidiary of the Company or such securities or other rights. Except as set forth in Section 3.5 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock of, or any other securities or other rights convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.
     3.6 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body or any ad hoc multi-state review board, whether domestic or foreign (each, a “Governmental Entity”), other than:
          (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
          (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Act of 1933 (the “Securities Act”) (including any registration statement on Form S-4, if required (the “Company Registration Statement”)) and Securities Exchange Act of 1934 (the “Exchange Act”);
          (c) compliance with the New York Stock Exchange (“NYSE”) rules and regulations;
          (d) the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);
          (e) the approvals required by the insurance Laws of the States of Texas and Oklahoma to the extent applicable to the Company or any of its Subsidiaries (the “Company Form A Approvals”) and any approvals (or non-disapprovals) related to the effect on competition in individual state insurance markets (the “Company Form E Approvals”); and
          (f) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
     3.7 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:
          (a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

          (b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.6 have been obtained or made), except for contraventions, conflicts, violations or breaches that would not have a Company Material Adverse Effect;
          (c) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Material Contract (as defined in Section 3.15);
          (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Material Contracts;
          (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Material Contracts; or
          (f) cause the creation or imposition of any Liens on any Company Assets, except for Liens that would not have a Company Material Adverse Effect.
     3.8 Voting. (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement, the Merger and the transactions contemplated thereby.
          (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.
     3.9 SEC Reports; Securities Law Matters. (a) The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 (collectively, the “Company SEC Reports,” and if filed prior to the date of this Agreement, the “Company Filed SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and other applicable Laws and (ii) did not, at the time they were filed, or if amended or restated prior to the date of this Agreement, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, or any securities exchange or quotation service. Each Company Stock Option and Matching Credit has been offered and issued in accordance with the registration and prospectus delivery requirements of the Securities Act or pursuant to an exemption therefrom.
          (b) The chief financial officer and chief executive officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Reports, and the statements contained in such certifications were complete and correct in all material respects at the time they were made. The Company has designed and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) to ensure that information required to be disclosed in the Company SEC Reports is recorded, processed and reported, within the time periods specified in the SEC’s rules and forms, and such disclosure controls and procedures include controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the Company’s chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     3.10 Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC

Reports, including the notes thereto (collectively, including the notes thereto, the “Company Consolidated Financial Statements”):
               (i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;
               (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and
               (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, which were not and are not expected to be material in amount).
          (b) The audited financial statements and unaudited interim financial statements of each of the Company’s Domestic Insurance Subsidiaries, in the form included in or filed with any filing required to be submitted to the Insurance Regulatory Authority applicable to such Domestic Insurance Subsidiary since January 1, 2002, (i) were prepared in accordance with SAP applied on a consistent basis (except as may be indicated in the notes to those financial statements) and (ii) fairly present in all material respects the financial position of such Domestic Insurance Subsidiary as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, which were not and are not expected to be material in amount).
     3.11 Reserves; Ratings; Reinsurance. (a) The aggregate claims reserves of the Company and its consolidated Subsidiaries, as reflected in the Company Consolidated Financial Statements, have been determined in all material respects in accordance with GAAP. Except as set forth in the Company Consolidated Financial Statements (including the notes thereto), the insurance reserving practices and polices of the Company and its consolidated Subsidiaries have not changed in any material respect since January 1, 2002. All claims reserves of the Company and its consolidated Subsidiaries set forth in the Company Consolidated Financial Statements were determined in accordance with generally accepted actuarial standards and meet in all material respects the requirements of the insurance Laws of the applicable Insurance Regulatory Authority.
          (b) The financial strength ratings of each of The MEGA Life and Health Insurance Company and the Mid-West National Life Insurance Company of Tennessee are “A” from Fitch and “A-” from A.M. Best, and the financial strength rating of The Chesapeake Life Insurance Company is “A-” from A.M. Best.

          (c) Each rating described in Section 3.11(b) carries a “stable” outlook. No rating organization named in Section 3.11(b) has publicly announced that it has (i) changed the rating outlook or (ii) otherwise placed under surveillance or review its rating of the financial strength of any of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee or The Chesapeake Life Insurance Company.
          (d) All reinsurance treaties or agreements reflected in the Company Consolidated Financial Statements are valid, binding and enforceable against the Company and, to the Knowledge of the Company, against any other party thereto, in accordance with their terms (subject to the Enforceability Exceptions), are in full force and effect and transfer such risk as would be required for such treaties and agreements to be properly accounted for as reinsurance, except where the failure to transfer such risk would not have a Company Material Adverse Effect. No such treaty or agreement contains any provision providing that the other party thereto may terminate or amend such treaty or agreement by reason of the transactions contemplated by this Agreement, except where the presence of such provision would not have a Company Material Adverse Effect. The Company and each Subsidiary of the Company are entitled to take full credit in their respective financial statements pursuant to applicable Laws for all reinsurance ceded pursuant to any reinsurance treaty or agreement to which the Company or any Subsidiary of the Company is a party, except where the failure to take such full credit would not have a Company Material Adverse Effect.
     3.12 Liabilities. Excluding liabilities under insurance products, but only to the extent that such liabilities are reflected in the claims reserves that are the subject of Section 3.11(a), there are no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, other than:
          (a) Liabilities that are, and only to the extent, disclosed in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 or the notes thereto set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005;
          (b) Liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice that would not have a Company Material Adverse Effect; and
          (c) Liabilities that are, but only to the extent, described in the Company Disclosure Letter.
     3.13 Absence of Certain Changes. (a) Since June 30, 2005, there has not been any Company Material Adverse Effect.

          (b) Since January 1, 2005, (i) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement without SibCo 1’s consent, would be prohibited by Section 5.1 and (ii) the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practices.
     3.14 Litigation. There are no legal actions, claims, demands, suits, arbitrations, proceedings or investigations, including any regulatory examinations (collectively, “Legal Actions”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (including any director, officer or employee thereof for whom the Company or any Subsidiary of the Company may be liable) other than Legal Actions that, if adversely decided, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is being investigated, or to the Company’s Knowledge, threatened in writing with investigation, by or on behalf of any Governmental Entity with respect to any material conflict with, material default or material violation by the Company or any of its Subsidiaries of any Laws applicable to them. There are no Orders outstanding against the Company or any of its Subsidiaries other than Orders that would not have a Company Material Adverse Effect.
     3.15 Contracts. (a) Section 3.15(a) of the Company Disclosure Letter contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date of this Agreement (each of the foregoing will be referred to herein collectively as the “Company Material Contracts”):
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
               (ii) the ten largest provider contracts measured in terms of payments received from the Company and its Subsidiaries and the ten largest insured customer contracts measured in terms of members covered;
               (iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for (A) the borrowing or lending of money, whether as borrower, lender or guarantor, (B) the placement of a Lien on the assets of the Company or its Subsidiaries (other than Permitted Liens), or (C) the restriction on the Company’s or any of its Subsidiaries’ ability to incur indebtedness or Liens (it being understood that (x) trade payables incurred in the ordinary course of business consistent with past practice, (y) ordinary course business funding mechanisms between the Company and its customers and providers consistent with past practice, and (z) guarantees of indebtedness by the Company and its Subsidiaries to wholly owned subsidiaries of the Company will not be considered indebtedness for purposes of this provision);

               (iv) any other Contract restricting the payment of dividends or the repurchase of stock or other equity;
               (v) collective bargaining Contracts;
               (vi) joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company under which the Company or any Subsidiary must share revenues, has or may have any liability to provide additional equity or debt capital or has any liability for the obligations of another Person (other than a wholly owned subsidiary);
               (vii) any Contract providing for the acquisition or disposition after the date of this Agreement, directly or indirectly (by merger or otherwise) by the Company or any of its Subsidiaries, of any entity, business, asset or capital stock or other equity interests, if the aggregate consideration (including the assumption of any debt or liabilities) exceeds $5.0 million, in each case, other than with respect to the acquisition or dispositions of marketable securities held in the Company’s and its Subsidiaries’ investment portfolios that were made in the ordinary course of business consistent with past practice;
               (viii) any treaty, agreement or other Contract for reinsurance entered into other than in the ordinary course of business consistent with past practice;
               (ix) leases for real or personal property involving annual expense in excess of $500,000;
               (x) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or purports to restrict Affiliates thereof that are not controlled by the Company from engaging or competing in any line of business or in any geographic area in any material respect (other than customary exclusivity provisions or arrangements with providers of health care services entered into in the ordinary course of business consistent with past practice);
               (xi) each Contract providing for an Affiliate Transaction that is (or should be) set forth in Section 3.24 of the Company Disclosure Letter; or
               (xii) any other Contract involving the Company’s or any of its Subsidiaries’ (A) right to receive payment or other consideration or (B) obligation to make payment in excess of $2.0 million per annum or $5.0 million in the aggregate per Contract over the unexpired term thereof.

          (b) (i) Neither the Company nor any Subsidiary is and, to the Company’s Knowledge, no other party is, in any material respect, in breach or violation of, or default under, any Company Material Contract, (ii) none of the Company or any of the Subsidiaries has received any claim of a material default under any such Contract, (iii) to the Company’s Knowledge, no event or condition has occurred or exists which would result in a material breach or violation of, or a material default or loss of a material benefit under, or acceleration of a material right or obligation under, any Company Material Contract (in each case, with or without notice or lapse of time or both), and (iv) each Company Material Contract is valid, binding and enforceable in accordance with its terms against the Company and is in full force and effect. The Company has made available to SibCo 1 true and complete copies of all Company Material Contracts, including any amendments thereto.
     3.16 Benefit Plans. (a) Section 3.16(a) of the Company Disclosure Letter lists each (i) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor (including any independent agent or independent field service representative) of the Company has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.16 refer to the Company and any member of its “controlled group” within the meaning of Section 414 of the Code.
          (b) With respect to each Company Benefit Plan, if applicable, the Company has made available to SibCo 1 correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received since January 1, 2002.

          (c) Except as set forth and, if applicable, quantified on Section 3.16(c) of the Company Disclosure Letter, since June 30, 2005, there has not been any (i) amendment or change in interpretation by the Company relating to any Company Benefit Plan which would be reasonably expected to have a material liability, (ii) grant of any severance or termination pay to any present or former director or officer of the Company or any employee of the Company who earns in excess of $200,000 per annum (as measured by annual base salary and annual target bonus), (iii) loan or advance of money or other property by the Company to any of its present or former directors, officer or employees, (iv) establishment, adoption, entrance into, amendment or termination of any Company Benefit Plan (other than as may be required by the terms of an existing Company Benefit Plan, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code), or (v) grants of any equity or equity-based awards, other than in the ordinary course consistent with past practice.
          (d) The Company does not maintain or contribute to, and has not since January 1, 1999, maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Company Benefit Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.
          (e) Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except as would not have a Company Material Adverse Effect. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any member of its “controlled group” (within the meaning of Section 414 of the Code) to (i) any material Tax, penalty or fine or (ii) any Lien other than a Permitted Lien or other liability not disclosed in Sections 3.12(a) and (c), in each case imposed by ERISA, the Code or other applicable Laws.
          (f) There are no (i) Company Benefit Plans under which welfare benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit

Plan obligations with respect to any past or present employees of the Company that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Reports, except as would not have a Company Material Adverse Effect.
          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, be reasonably expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
          (h) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or would reasonably be expected to result in any liability to the Company or any of its Subsidiaries that would have a Company Material Adverse Effect.
     3.17 Labor Relations. (a) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2002 or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending, and to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.
          (b) (i) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security Taxes and (ii) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.
          (c) Section 3.17(c) of the Company Disclosure Letter sets forth, as of the Measurement Date, a complete and accurate list of (i) each of the Active Agents of each of the Company’s Domestic Insurance Subsidiaries (the “Active Agents List”), (ii) each of the Company’s Senior Producers (the “Senior Producers List”), and (iii) each of the Senior Hierarchy Agents of each of the Company’s Domestic Insurance Subsidiaries (the “Senior Hierarchy Agents List”). For purposes of Sections 3.17(c) and 6.2(g), (i) an “Active Agent” is an agent (A) who is licensed to offer health insurance products issued by a Domestic Insurance Subsidiary, (B) who submitted to such Domestic Insurance Subsidiary at least one application for health insurance during the month of August 2005, and (C) who has at least 1,000 shares (vested and/or unvested) in his or her account under the Company’s Agent Stock Accumulation Plan; (ii) a “Senior Producer” is an Active Agent who (x) ranks in the top 100 in terms of annualized premium volume of health insurance business submitted for underwriting by The MEGA Life and Health Insurance Company or (y) ranks in the top 100 in terms of annualized premium volume of health insurance business submitted for underwriting by Mid-West National Life Insurance Company of Tennessee, during the eight month period ended August 31, 2005; and (iii) a “Senior Hierarchy Agent” is an Active Agent who has been designated either as (1) a Regional Director, a Division Leader or a District Leader by the UGA — Association Field Services division of The MEGA Life and Health Insurance Company or (2) an Area Sales Leader, a Regional Sales Leader or a District Sales Leader by the Cornerstone America division of Mid-West National Life Insurance Company of Tennessee.
     3.18 Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.
          (b) The Company and its Subsidiaries have fully and timely paid all material Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.18(a)) and have made adequate provision in all material respects for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before June 30, 2005 on the most recent financial statements contained in the Company SEC Reports to the extent required by GAAP, and the Company and its Subsidiaries have not incurred any material Tax since June 30, 2005 except in the ordinary course of business consistent with past practice.

          (c) There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
          (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not have a Company Material Adverse Effect.
          (e) There are no Liens on an of the assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
          (f) The Company and its Subsidiaries have never been members of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than a group of which the Company is the common parent.
          (g) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for such Taxes as to which the failure to pay or withhold that would not have a Company Material Adverse Effect.
          (h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
          (i) Neither the Company nor any of its Subsidiaries meets the “adjusted ordinary gross income requirement” for a personal holding company, as defined in Section 542(a)(1) of the Code.
          (j) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreements (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.
          (k) Neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was to be governed in whole or in part by Section 355 of the Code within the two-year period ending on the date of this Agreement or otherwise as part of a plan (or series of related transactions) of which the Merger is a part.

          (l) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or could be reasonably expected to give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code and the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code and the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.
          (m) The Company has made available to SibCo 1 true and correct copies of all material federal, state and local Tax Returns filed by the Company and its Subsidiaries on which the statute of limitations has not expired. As of the date of this Agreement, the Company has not received any written requests for information from any taxing authority currently outstanding that could affect the Taxes of the Company or its Subsidiaries in any material respect.
          (n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code resulting from a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.
          (o) In the two-year period preceding the date of this Agreement, neither the Company nor any Subsidiary has made, and as of the date of this Agreement neither the Company nor any Subsidiary is obligated to make, any material payment that would not be deductible pursuant to Section 162(m).
          (p) Neither the Company nor any of its insurance Subsidiaries has agreed, or is required to make, any adjustment under Section 807(f) of the Code.
          (q) Each life insurance Subsidiary is and has been taxable as a life insurance company within the meaning of Section 816 of the Code for all taxable periods ending on or prior to the Closing Date for which the statute of limitations has not expired.
          (r) To the Knowledge of the Company, none of the independent agents who have been under contract with the Company or any of its Subsidiaries for any taxable period ending on or prior to the Closing Date for which the statute of limitations has not expired is an “employee” for U.S. federal income tax purposes.
          (s) Except in each case as would not have a Company Material Adverse Effect, all life insurance policies issued by each Domestic Insurance Subsidiary to a holder domiciled in the United States meet all definitional or other requirements for qualification under the Code section applicable to such life insurance policies, including the following: (1) each life insurance policy meets the requirements of sections 101(f), 817(h) or 7702 of the Code, as applicable; (2) no life insurance contract issued by any Domestic Insurance Subsidiary is a “modified endowment contract” within the meaning of section 7702A of the Code unless and to the extent that the holders of the policies have been notified of their classification; and (3) none of the Domestic Insurance Subsidiaries has entered into any agreement or is involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code. There are no material “hold harmless” indemnification agreements with respect to the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Domestic Insurance Subsidiaries, and, to the Knowledge of the Company, there have been no material claims asserted by any Person under such “hold harmless” indemnification agreements so set forth.
     3.19 Environmental Matters. Except as would not have a Company Material Adverse Effect:
          (a) The Company and each of its Subsidiaries are, and have at all prior times since January 1, 2002 been, in compliance with:
               (i) all applicable Laws (collectively, “Environmental Laws”) relating to (A) pollution, contamination or protection of the environment or employee health and safety, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and
               (ii) all applicable Orders relating to Environmental Matters.
          (b) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions:
               (i) that have given rise or would reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

               (ii) that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages) (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage, civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or
               (iii) that have formed or would reasonably be expected to form the basis of any Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.
          (c) Neither the Company nor any of its Subsidiaries is subject to any Order relating to Environmental Matters nor has received any written notice or other communication in writing (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any Permits relating to Environmental Matters; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.
          (d) Neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or otherwise, any obligations under any Environmental Law.
          (e) The Company has made available to SibCo 1 true and complete copies of all reports, audits, assessments or other documents containing material information concerning Environmental Matters that are in the possession or control of the Company or any of its Subsidiaries.
This Section 3.19 is the only representation made by the Company with respect to Environmental Laws, Environmental Matters or Hazardous Substances.
     3.20 Intellectual Property. Except as would not have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon or misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been made in writing to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) the Company or a Subsidiary thereof owns or is licensed to use or otherwise has the right to use all Intellectual Property used in the operation of its respective business, in accordance with the terms of any license agreement governing such Intellectual Property; (iii) none of the Intellectual Property owned by the Company or a Subsidiary thereof (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (iv) to the Knowledge of the Company, no Person is engaging in any activity that infringes upon the Owned Intellectual Property; (v) each license of Intellectual Property licensed to the Company or a Subsidiary (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vi) no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (vii) the Company has taken commercially reasonable measures to protect, preserve, police, safeguard and maintain (including through the use of non-disclosure and intellectual property assignment agreements) the proprietary nature of each item of Intellectual Property. For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, developments, technology and all related improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers registrations and applications for registration thereof, (iii) copyrightable works, copyrights, including computer applications, programs, hardware, software, systems, databases and related items and registrations and applications for registration thereof and (iv) trade secrets under applicable Law, including confidential and proprietary information and know-how.
     3.21 Title to Property. (a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have legal title to, or, in the case of leased Company Assets, have valid leasehold interests in all Company Assets (whether real, personal, tangible or intangible) reflected as being owned or leased by the Company or its Subsidiaries in the June 30, 2005 balance sheet of the Company Consolidated Financial Statements and any assets acquired or leased by them since June 30, 2005, except for Company Assets sold in the ordinary course of business consistent with past practice, free and clear of any Liens, except for Permitted Liens.
          (b) The Company has made available to SibCo 1 a list of all real property owned, leased, operated or subleased for use by the Company and its Subsidiaries as of the date of this Agreement.
     3.22 Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”)

necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits would not be reasonably expected to result in a material settlement or fine or material change in the conduct of business of the entity required to hold such Company Permit as currently conducted. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in a material change in the conduct of business of the entity subject to such Company Permit as currently conducted. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement, except for violations, breaches, defaults, losses or accelerations that would not have a Company Material Adverse Effect.
          (b) Neither the Company nor any of its Subsidiaries is, nor since January 1, 2002 has been, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except in each case for conflicts, defaults or violations that would not have a Company Material Adverse Effect.
          (c) Without limiting the foregoing, all forms of policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, amendments, riders and ancillary agreements in connection therewith) issued by each Subsidiary of the Company since January 1, 2000 and all forms of marketing materials pertaining thereto have been approved by all applicable Governmental Entities where approval is or was required by applicable Law, or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, and all such forms comply in all material respects with, and have been administered in accordance with, applicable Law, except, in each case, where the failure to obtain such approvals, make such filings or not have such objections would not have a Company Material Adverse Effect. Any premium rates which were required to be filed with or approved by any Governmental Entity since January 1, 2000 have been so filed or approved and the premiums charged conform thereto, except where the failure to make such filings or obtain such approvals would not have a Company Material Adverse Effect.

          (d) Since January 1, 2000, the Company, its Subsidiaries and, to the Knowledge of the Company, their agents and distributors have marketed the Company’s insurance products in compliance with all applicable Laws governing sales processes and practices, except where the failure to so comply would not have a Company Material Adverse Effect. Without limiting the foregoing, all marketing materials, whether or not in written form, have accurately described the Company’s products, including with respect to coverage limits, exclusions, pre-existing conditions, deductibles and co-payments, except where the failure to so describe such products would not have a Company Material Adverse Effect. Since January 1, 2000, the Company’s agent training programs and other communications to agents and distributors (including training tapes, scripts, etc.) have been consistent with the Company’s written marketing materials and in compliance with applicable Laws, except where the failure to be consistent would not have a Company Material Adverse Effect. Since January 1, 2004, the Company has instructed its agents and distributors who market through association groups to clearly present themselves to existing and prospective association group members and to prospective insureds as insurance agents, except where the failure to so instruct its agents would not have a Company Material Adverse Effect.
          (e) (i) Since January 1, 2000, each (A) salaried employee of each Subsidiary of the Company with whom the Company or any of the Subsidiaries has entered into a written agreement to perform the duties of an insurance agent, broker, solicitor, third-party administrator or managing general agent for any Subsidiary of the Company and (B) each other Person with whom any of the Subsidiaries of the Company has entered into a written agreement to perform the duties of insurance agent, broker, solicitor, third party administrator or managing general agent for any Subsidiary of the Company (collectively, the “Producers”), at the time such Producer wrote, sold or produced business, or performed such other act for or on behalf of the Subsidiary of the Company that may require an agent’s, broker’s, producer’s, solicitor’s, third party administrator’s, managing general agent’s or other insurance license, was duly licensed and appointed, where required, as a Producer, as applicable (for the type of business written, sold or produced by such Producer), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, as may be required by any applicable Law, except in each such case where the failure to be so licensed or appointed would not have a Company Material Adverse Effect.
          (ii) Neither any Subsidiary of the Company nor the Company has made a filing with any Governmental Entity seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer or any employee.

          (iii) To the Knowledge of the Company, none of the Subsidiaries of the Company has compensated its Producers or other intermediaries using any method other than compensation as a percentage of premium.
     3.23 Takeover Statutes. The Company Board has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL does not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. No other takeover statutes apply or purport to apply to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement.
     3.24 Interested Party Transactions. (a) Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company Filed SEC Report, Section 3.24 of the Company Disclosure Letter lists the Contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC, (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner known to the Company of more than 5% of the Common Shares, or (iii) any Affiliate of any such officer, director or owner.
          (b) The Company and its Subsidiaries have no liabilities (contingent or otherwise) for any terminated Affiliate Transaction.
          (c) The Company has made available to SibCo 1 and the Merger Cos true and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
          (d) To the Knowledge of the Company, the terms of the Affiliate Transactions are not materially less favorable to the Company in the aggregate than those that could have been obtained in arms’ length transactions between the Company and third parties that are not Affiliates of the Company or its Subsidiaries.
     3.25 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement or the Company Registration Statement will, (i) at the time it is filed with the SEC, (ii) at any time it is amended or supplemented, (iii) in the case of the Company Proxy Statement or any amendments thereto or supplements thereof, at the time the Company Proxy statement or such amendments or supplements are first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or (iv) in the case of the Company Registration

Statement, at the time it becomes effective, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any SibCo or any Merger Co in connection with the preparation of the Company Proxy Statement or the Company Registration Statement for inclusion or incorporation by reference therein. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, and the Company Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.
     3.26 Opinion of Financial Advisor. Each of Morgan Stanley & Co. Incorporated and New Vernon Capital LLC (each, a “Company Financial Advisor” and collectively, the “Company Financial Advisors”) has orally opined to the Company Board, which opinion will be delivered in writing contemporaneous with the execution of this Agreement or promptly thereafter, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Cash Consideration to be paid pursuant to this Agreement to holders of Common Shares (other than holders of Retained Shares as to such Retained Shares) is fair from a financial point of view. The Company has obtained the authorization of each Company Financial Advisor to include a copy of its opinion in the Company Proxy Statement and the Company Registration Statement.
     3.27 Insurance. Each of the Company and its Subsidiaries is, and since January 1, 2002 has been, covered in all material respects on an uninterrupted basis by insurance policies which to the Knowledge of the Company are reasonable in scope and amount in light of the risks attendant to the business in which the Company and any of its Subsidiaries is or has been engaged. All material policies currently in effect are in full force and effect, and will continue to be in full force and effect through and following the Closing or replacements will be obtained on terms not materially less favorable to the Company or the applicable Subsidiary than those currently in effect. All premiums due and payable thereon have been paid in full on a timely basis. As of the date of this Agreement, no notice of cancellation, termination, revocation or material limitation has been received with respect to any such policy. There are no pending or, to the Knowledge of the Company, threatened material claims against such insurance by the Company or any Subsidiary as to which the insurers have denied liability. As of the date of this Agreement, no insurer on any material Company insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation. The Company has made available to SibCo 1 a true and complete copy of its currently effective directors and officers liability insurance policies.

     3.28 Certain Regulatory Matters. (a) Neither the Company nor any of its Subsidiaries (i) is or owns a health maintenance organization or (ii) manages any similar medical, health care, disability or dental program operated on a non-indemnity or non-reimbursement basis.
          (b) The Company, directly or through any entity that the Company is deemed to control for the purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Regulation Y of the Board of Governors of the Federal Reserve System (“Regulation Y”), engages solely in activities financial in nature or incidental to a financial activity, as defined in Section 4(k) of the BHC Act and Regulation Y, and all direct and indirect investments owned, controlled or held with the power to vote by the Company or through any entity that the Company is deemed to control for purposes of the BHC Act and Regulation Y are investments permissible for a financial holding company under Section 4 of the BHC Act and Regulation Y.
          (c) The Company, is not, and does not own, control, or have the power to vote any securities of, directly or through any entity that the Company is deemed to control for the purposes of the BHC Act and Regulation Y, (i) a bank holding company as defined in Section 2(a) of the BHC Act, (ii) a depository institution as defined in Section 3 of the Federal Deposit Insurance Act, (iii) a savings and loan holding company as defined in Section 10 of the Home Owner’s Loan Act, (iv) an Edge corporation or agreement corporation as defined in Section 25 or 25a of the Federal Reserve Act, as amended, and Regulation K of the Board of Governors of the Federal Reserve System, or (v) a foreign banking organization subject to the restrictions of Section 4 of the BHC Act by virtue of its U.S. operations.
          (d) The Company is not, and does not own, control, or have the power to vote any securities of, directly or through any entity that is deemed to be a subsidiary of the Company for purposes of Section 141 of the New York Banking Law (the “NYBL”), (i) a bank holding company or banking institution as defined in Section 141 of the NYBL or (ii) an investment company as defined in Section 2 of the NYBL.
     3.29 Brokers and Finders. Other than the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to SibCo 1 a correct and complete copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

IV. REPRESENTATIONS AND WARRANTIES OF THE SIBCOS AND THE MERGER COS
     Except as set forth in the letter delivered to the Company by each SibCo and each Merger Co concurrently with the execution of this Agreement (each, an “Acquiror Disclosure Letter”) (which Acquiror Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or Subsection of this Agreement to which the information in the Acquiror Disclosure Letter relates; provided, however, that any information set forth in one Section of the Acquiror Disclosure Letter will be deemed to apply to each other Section or Subsection of this Agreement to which its relevance is reasonably apparent from the face of the disclosure), each SibCo and each Merger Co represents and warrants, severally and not jointly, and each as to itself only, to the Company that:
     4.1 Organization and Power. Each SibCo and each Merger Co is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such SibCo and each such Merger Co has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.
     4.2 Corporate Authorization. Each SibCo and each Merger Co has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each SibCo and each Merger Co and the consummation by each such SibCo and each such Merger Co of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each such SibCo and each such Merger Co.
     4.3 Enforceability. This Agreement has been duly executed and delivered by each SibCo and each Merger Co and, assuming the due authorization, execution and delivery of this Agreement by the Company and each other SibCo, Merger Co 1, Merger Co 2 or Merger Co 3, as applicable, constitutes a legal, valid and binding agreement of such entity, enforceable against such entity in accordance with its terms, subject to the Enforceability Exceptions.
     4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by each SibCo and each Merger Co and the consummation by each SibCo and each Merger Co of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than:
          (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

          (b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;
          (c) the pre-merger notification required under the HSR Act;
          (d) the approvals required by the insurance Laws of the States of Texas and Oklahoma to the extent applicable to the Company or any of its Subsidiaries (the “Acquiror Form A Approvals”) and any approvals (or non-disapprovals) related to the effect on competition in individual state insurance markets (the “Acquiror Form E Approvals”); and
          (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an Acquiror Material Adverse Effect.
     4.5 Non-Contravention. The execution, delivery and performance of this Agreement by each SibCo and each Merger Co and the consummation by each SibCo and each Merger Co of the transactions contemplated by this Agreement do not and will not:
          (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of such SibCo or such Merger Co;
          (b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to such SibCo or such Merger Co, or by which any assets of such SibCo or such Merger Co (“Acquiror Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not have an Acquiror Material Adverse Effect; or
          (c) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under any Contracts to which such SibCo or such Merger Co is a party or by which any Acquiror Assets are bound, except as would not have an Acquiror Material Adverse Effect.
     4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the Knowledge of such SibCo or such Merger Co, threatened, against such SibCo or such Merger Co before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement. As of the date of this Agreement, such SibCo or such Merger Co is not subject to any continuing Order that would or seeks to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement.
     4.7 Disclosure Documents. The information supplied by such SibCo or such Merger Co for inclusion in the Company Proxy Statement or the Company Registration Statement will not at the time filed with the SEC, at any time it is amended or supplemented, at the time the Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.
     4.8 Capital Resources. Prior to the execution of this Agreement, (a) Merger Co 1, Merger Co 2 or Merger Co 3, as applicable, has delivered to the Company correct and complete copies of executed equity financing commitment letters from the Sponsors, in an aggregate amount of $785 million, $250 million and $125 million respectively (collectively, the “Equity Commitment”), and (b) SibCo 1, SibCo 2 and SibCo 3 have delivered to the Company correct and complete copies of executed commitment letters (the “Commitment Letters”) from (1) JPMorgan Chase Bank, N.A., Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding Inc. and J.P. Morgan Securities Inc. to provide financing in an aggregate amount of up to $600 million, and (2) J.P. Morgan Securities Inc. to provide financing in an aggregate amount of up to $100 million (the “Debt Financing” and, together with the Equity Commitment, collectively the “Financing”) upon the terms set forth therein. The Equity Commitment, in the form so delivered, is a legal, valid and binding obligation of the parties thereto and is in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, the Commitment Letters are in full force and effect and are a legal, valid and binding obligation of each SibCo and, to the Knowledge of such SibCo, the other parties thereto. As of the date of this Agreement, neither the Equity Commitment nor the Commitment Letters have been amended, modified or supplement or terminated and no provision thereof has been waived. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any SibCo or any Merger Co under either the Equity Commitment or the Commitment Letters, as the case may be. As of the date of this Agreement, no SibCo and no Merger Co has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment or the Commitment Letters, as the case may be. The SibCos have fully paid any and all commitment fees and other fees required by the Commitment Letters to be paid by them as of the date of this Agreement.
     4.9 Interim Operations of each Merger Co. Each Merger Co was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
     4.10 Brokers. Except as may be otherwise agreed in writing between the Company and any Affiliate of such SibCo and such Merger Co, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such SibCo or such Merger Co.
V. COVENANTS
     5.1 Conduct of Business of the Company. Except as contemplated by or reasonably related to effectuating the terms of this Agreement, following the date of this Agreement the Company will, and will cause each of its Subsidiaries to, (x) except as set forth in Section 5.1 of the Company Disclosure Letter, conduct its operations only in the ordinary course of business consistent with past practice and (y) use its reasonable best efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, agents, distributors, suppliers, reinsurers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement (or reasonably related to effectuating the terms thereof) or set forth in Section 5.1 of the Company Disclosure Letter, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions, without the prior written consent of SibCo 1:
          (a) Organization Documents. Amend any of the Company Organizational Documents;
          (b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock, other than (i) dividends paid to the Company by wholly owned Subsidiaries or (ii) payment of the regular semi-annual cash dividend declared July 28, 2005 with respect to Common Shares in the amount so declared on such date;
          (c) Capital Stock. (i) Adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights, including any grants of Matching Credits or share credits (or other “phantom” equity) under the Agent Stock Accumulation Plans or the Phantom Share Credit Plans (other than pursuant to (A) the exercise of the Company Stock Options, to the extent such Company Stock Options are outstanding as of the date of this Agreement, (B) the vesting of Matching Credits under the Agent Stock Accumulation Plans, (C) the issuance of shares in exchange for vested share credits pursuant to any Agent Stock Accumulation Plan or the Phantom Share Credit Plans, and (D) the granting of Matching Credits in accordance with the terms of any Agent Stock Accumulation Plan in the ordinary course of business consistent with past practice (which is agreed to be on a one-for-one basis relative to the number of shares purchased under any such plan)), (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights; except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Common Shares under the Securities Act on behalf of the Company or any other Person, except to the extent required by any Contract or Company Benefit Plan by which the Company or any Company Asset is bound;
          (d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its past or present directors or officers, (ii) grant any severance or termination pay to any of its past or present directors or officers (except as required by existing agreements, plans or policies), (iii) enter into any new employment or severance agreement with any of its past or present directors or officers, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (v) grant any equity or equity-based awards to directors, officers or employees, except in each case (A) to the extent required by applicable Laws, (B) for increases in salary or wages of officers or employees in the ordinary course of business consistent with past practice, or (C) as required by existing Contracts;
          (e) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, any business, corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any other asset, except for (i) investments in marketable securities made in the ordinary course of business consistent with past practice in accordance with the applicable investment policies of the Company and its Subsidiaries and (ii) other acquisitions in the ordinary course of business consistent with past practice for consideration not in excess of $1.0 million individually or $5.0 million in the aggregate;
          (f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of Subsidiaries of the

Company, other than (i) the disposition of used or excess equipment or other assets that is no longer used or useable in the Company’s business in the ordinary course of business consistent with past practice, (ii) dispositions of investments in marketable securities made in the ordinary course of business consistent with past practice in accordance with the applicable investment policies of the Company and its Subsidiaries, and (iii) other dispositions in the ordinary course of business consistent with past practice for consideration not in excess of $1.0 million individually or $5.0 million in the aggregate;
          (g) Contracts. (i) Enter into any Contract other than in the ordinary course of business consistent with past practice, that would, if entered into immediately prior to the date of this Agreement, be a Company Material Contract, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries from engaging or competing in any line of business or in any geographic area in any material respect, or (iii) terminate, cancel or amend or waive compliance with any provision of, any Company Material Contract other than in the ordinary course of business;
          (h) Indebtedness; Guarantees. Incur, assume, guarantee or prepay any indebtedness for borrowed money (including the issuance of any debt security), other than in the ordinary course of business consistent with past practice not to exceed $5.0 million in the aggregate;
          (i) Loans. Make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1.0 million in the aggregate, other than (i) commission advances to independent agents or independent field service representatives in the ordinary course of business consistent with past practice’ (ii) passive investments for the investment portfolios of Subsidiaries of the Company made in debt securities in the ordinary course of business consistent with past practice; or (iii) loans, advances or capital contributions to wholly owned Subsidiaries;
          (j) Capital Expenditures. Make any capital expenditure in any fiscal year, other than capital expenditures that are not, in the aggregate, in excess of 10% of the capital expenditures provided for in the Company’s budget for fiscal year 2005 (a copy of which has been provided to SibCo 1 making reference to this Section 5.1(j));
          (k) Accounting. Change its accounting policies or procedures, other than as required by GAAP;
          (l) Insurance Permits. Forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance Permits, except (i) as required in order to comply with applicable Laws or (ii) such modifications or waivers of insurance Permits as would not, individually or in the aggregate, adversely affect the business or operations of the Company or any Domestic Insurance Subsidiary in any material respect;
          (m) Legal Actions. Waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlement or compromises in the ordinary course of business consistent with past practice, that involve only the payment of monetary damages not in excess of $2.0 million with respect to any single Legal Action, without the imposition of equitable relief on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;
          (n) Liquidation. Adopt a plan of liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or reorganization;
          (o) Taxes. Settle or compromise any material tax audit, make or change any material Tax election, file any material amendment to a Tax Return, change any annual Tax accounting period or adopt or change any material Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
          (p) Affiliate Transactions. Enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;
          (q) Investments. Conduct any material transaction with respect to its investments except in compliance with the applicable investment policies of the Company and its Subsidiaries;
          (r) Reinsurance. Enter into or amend any reinsurance treaties or agreements ceding liabilities to third parties or commute any reinsurance treaties or agreements of the Company or any of its Subsidiaries, except for (i) replacement of reinsurance treaties or agreements expiring between the date of this Agreement and Closing in the ordinary course of business consistent with past practice, (ii) commutations of reinsurance treaties or agreements in the ordinary course of business consistent with past practice and (iii) any reinsurance treaties or agreements ceding premiums not in excess of $5.0 million annually; or
          (s) Related Actions. Agree to do any of the foregoing.
     5.2 Other Actions. Subject to Section 5.14, the SibCos, the Merger Cos and the Company will not, and will cause their respective Subsidiaries and controlled Affiliates not to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation in accordance with Section 5.4(d). The parties expect that the capitalization (including number of outstanding shares) of the Merger Cos will be adjusted prior to the Effective Time.
     5.3 Access to Information; Confidentiality. (a) Subject to applicable Laws, the Company will, and will cause its Subsidiaries, to (i) provide to SibCo 1 and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as SibCo 1 or its Representatives may reasonably request. No investigation conducted under this Section 5.3, however, will affect or be deemed to modify any representation or warranty made in this Agreement.
          (b) The SibCos, the Merger Cos and the Company will comply with, and will cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement that each SibCo, each Merger Co or its respective Affiliate and the Company entered into prior to the date of this Agreement (the “Confidentiality Agreement”), with respect to the information disclosed under this Agreement.
          (c) Nothing contained in this Agreement will give the SibCos or the Merger Cos, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.
     5.4 No Solicitation. (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company will not, and will cause each of its Subsidiaries and Representatives not to, directly or indirectly:
               (i) initiate, solicit, facilitate or knowingly encourage any inquiries or proposals relating to a Takeover Proposal;
               (ii) engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person regarding a Takeover Proposal;
               (iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to the SibCos or the Merger Cos;

               (iv) approve, endorse or recommend any Takeover Proposal;
               (v) enter into any agreement in principle or Contract relating to a Takeover Proposal; or
               (vi) resolve, propose or agree to do any of the foregoing.
     (b) The Company will, and will cause each of its Subsidiaries to, and will direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal. The Company will promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of a Takeover Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company will promptly inform its Representatives of the Company’s obligations under this Section 5.4 and will instruct its Representatives to notify the Company as promptly as practicable following receipt of a Takeover Proposal.
     (c) The Company will notify SibCo 1 promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company will provide SibCo 1 promptly (and in any event within 48 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company will keep SibCo 1 reasonably informed on a prompt basis (and in any event within 48 hours) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any related communications to or by the Company or its Representatives. The Company will not, and will cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to the SibCo 1. The Company will not, and will cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company will, and will cause its Subsidiaries to, enforce the provisions of any such agreement.
     (d) Notwithstanding the foregoing, the Company will be permitted, but only prior to the receipt of the Requisite Company Vote, to:

               (i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into a confidentiality agreement in compliance with clause (x) of Section 5.4(d)(ii) below and (B) the Company Board determines in good faith (1) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after consultation with its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws;
               (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, the Company Board determines in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into a confidentiality agreement with the Company on terms and conditions not less stringent than those contained in the Confidentiality Agreement (including the standstill provisions) and (y) concurrently discloses the same such non-public information to SibCo 1 if such non-public information has not previously been disclosed to SibCo 1; and
               (iii) withdraw, modify or amend the Company Board Recommendation in a manner adverse to the SibCos or the Merger Cos, if the Company Board has determined in good faith, after consultation with outside legal counsel, that such action is required to comply with its fiduciary obligations to the stockholders of the Company under applicable Laws; provided that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company has given SibCo 1 prompt written notice advising SibCo 1 of (x) the decision of the Company Board to take such action and (y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, (B) the Company has given SibCo 1 three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and has negotiated in good faith with SibCo 1 with respect to such proposed revisions or other proposal, if any, and (C) the Company Board shall have determined, after considering the results of such negotiations and giving effect to the proposals made by SibCo 1, if any, and after consultation with its financial advisors and outside legal counsel, to withdraw, modify or amend the Company Board Recommendation.

          (e) Section 5.4(d) shall not prohibit the Company Board from (A) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (B) making such other public disclosure that it determines, after consultation with outside legal counsel, is required under applicable Law (other than any disclosure prohibited by Section 5.4(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to the SibCos or the Merger Cos unless the Company Board (x) expressly reaffirms its recommendation to its stockholders in favor of the Merger, (y) rejects such other Takeover Proposal, or (z) does not otherwise comment on the merits (relative, or otherwise) of the Takeover Proposal or the transactions contemplated by this Agreement.
          (f) The Company will not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.
     5.5 Notices of Certain Events. (a) The Company will notify SibCo 1 promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with (A) the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives) or (B) the ongoing NAIC multi-state market conduct examination of the Company’s Domestic Insurance Subsidiaries or any other material examination or material regulatory issue involving the Company or its business, (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any material changes or material developments relating to pending material Legal Actions and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed.
          (a) The SibCos or the Merger Cos will notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the SibCos, the Merger Cos or their respective Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the SibCos, the Merger Cos or their respective Representatives), and (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed.
     5.6 Company Disclosure Documents. (a) As promptly as practicable following the date of this Agreement, the Company will prepare a draft of the Company Proxy Statement. As promptly as practicable after the date on which (i) the Company receives notification from the SEC that “no-action” relief shall not be granted or (ii) SibCo 1 informs the Company that it has reasonably concluded based on advice from its outside counsel that registration of the shares of common stock of the Surviving Corporation is required (such date, the “Notification Date”), the Company will prepare a draft of the Company Registration Statement, in which the Company Proxy Statement will be included as a prospectus. The Company will provide SibCo 1 with a reasonable opportunity to review and comment on any such draft, and once such draft is in a form reasonably acceptable to SibCo 1 and the Company, the Company will promptly file the Company Proxy Statement (or, if applicable, the Company Registration Statement) with the SEC, with respect to each such action as promptly as practicable following the date of this Agreement (or, in the case of the Company Registration Statement, as promptly as practicable following the Notification Date). Each of the Company, the SibCos and the Merger Cos shall furnish all information concerning itself and its Affiliates that is required to be included in the Company Proxy Statement or the Company Registration Statement or that is customarily included in proxy statements and/or registration statements prepared in connection with transactions of the type contemplated by this Agreement.
          (b) The Company will use its reasonable best efforts to (i) respond to and resolve any comments on the Company Proxy Statement (or, if applicable, the Company Registration Statement) or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement (or, if SibCo 1 reasonably concludes based on advice from its outside counsel that registration of the shares of common stock of the Surviving Corporation is required, as promptly as practicable following the Notification Date). The Company will promptly (A) notify SibCo 1 upon the receipt of any such comments or requests and (B) provide SibCo 1 with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholders Meeting, any information relating to the Company, the SibCos or the

Merger Cos should be discovered by the Company, the SibCos or the Merger Cos which should be set forth in an amendment or supplement to the Company Proxy Statement (or, if applicable, the Company Registration Statement), so that the Company Proxy Statement (or, if applicable, the Company Registration Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information will promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by applicable Law, disseminated to the stockholders of the Company as promptly as practicable. Notwithstanding anything to the contrary stated above, prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement (or, if applicable, the Company Registration Statement) (or, in either case, any amendment or supplement thereto), the Company (x) will provide SibCo 1 and the Merger Cos with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement (or, if applicable the Company Registration Statement) and related correspondence and filings and (y) will include in such drafts, correspondence and filings all comments reasonably proposed by SibCo 1.
          (c) The Company Proxy Statement (or, if applicable, the Company Registration Statement) will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(d).
     5.7 Company Stockholders Meeting. The Company will call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of voting on the adoption of this Agreement. The written consent of SibCo 1, which consent will not be unreasonably withheld, will be required to adjourn or postpone the Company Stockholder Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Company Stockholders Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws. The Company will (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) subject to Section 5.4(d), take all other reasonable action necessary to secure the Requisite Company Vote. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Sections 7.1, 7.2, 7.3 or 7.4, the Company will take all of the actions contemplated by this Section 5.7 regardless of whether the Company Board has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.
     5.8 Employees; Benefit Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement, if any) as of the Effective Time (“Employees”) with compensation and benefits that are no less favorable in the aggregate as those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (other than equity incentives) in effect at the Effective Time; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein precludes the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.
          (b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. During the Continuation Period, the Surviving Corporation will provide all Employees (other than those covered by an individual agreement providing severance benefits outside the Company’s severance policies who will receive the severance benefit provided for in such agreement) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policies as in effect immediately prior to the Effective Time.
          (c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (d) The applicable party will take all actions contemplated to be taken by it pursuant to Schedule 5.8(d).
          (e) Prior to the Effective Time the Company will amend the Agent Stock Accumulation Plans as set forth in Schedule 5.8(e), provided that the final form of such amendment or amended plan shall be in form and substance reasonably acceptable to SibCo 1.
          (f) No provision of this Section 5.8 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.
     5.9 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation.
          (b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the directors and officers of the Company, in each case, with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.
          (c) The provisions of this Section 5.9 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.9 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the

Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.
          (d) The Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Section 8.08 of the Bylaws of the Company, as amended to the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.
          (e) The obligations under this Section 5.9 may not be terminated or modified by the Surviving Corporation in a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of the affected Indemnified Party. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.9.
     5.10 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent may not be unreasonably withheld or delayed), (iii) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement (including the placement of legends as contemplated by the Voting Agreement if applicable); provided, however, that without the prior written consent of SibCo 1 (which consent may not be unreasonably withheld or delayed) the Company and its Subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or obligation, in connection with obtaining such consent, approval or waiver, (iv) subject to first having used reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) The SibCos, the Merger Cos and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.10, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that material may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address good faith privilege or confidentiality concerns. None of the SibCos, the Merger Cos or the Company may file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. None of the SibCos, the Merger Cos nor the Company will consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent will not be unreasonably withheld or delayed.
          (c) The SibCos, the Merger Cos and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If any SibCo, any Merger Co or the Company (or any

of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other parties promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade or insurance regulatory Laws, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated in this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, no party is required to, and the Company may not, without the prior written consent of SibCo 1, become subject, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders, is materially adverse to the Company and its Affiliates, taken as a whole, whether before or after giving effect to the Merger, or requires any change in the conduct of the business of the Company and its Affiliates, in any material respect, as presently conducted (a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, the Company will, upon request of SibCo 1, become subject, consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.
     5.11 Public Announcements. The SibCos, the Merger Cos and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. None of the SibCos, the Merger Cos and the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or the NYSE requirements, in which case that party will use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.
     5.12 Stock Exchange Listing. At the request of SibCo 1, promptly after the Effective Time, the Surviving Corporation will cause the Common Shares to be delisted from the NYSE and deregistered under the Exchange Act.
     5.13 Fees, Expenses and Conveyance Taxes. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Sections 5.15 and 7.6.
     5.14 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of the SibCos, each of the Merger Cos and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     5.15 Financing; Funding.
          (a) Each of the SibCos will comply with its obligations under the Commitment Letter and will use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to such SibCo 1 in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, SibCo 1 will seek in good faith to arrange to obtain any such portion from alternative sources on equivalent or more favorable terms to the SibCos (as determined in the reasonable judgment of SibCo 1) as promptly as practicable following the occurrence of such event. SibCo 1 will give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. SibCo 1 will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing as may be reasonably requested by the Company and will not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect, or delay in any material respect, the SibCos’ or the Merger Cos’ ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything in this Agreement to the contrary, none of the SibCos or the Merger Cos will be required to incur greater economic costs (including with respect to rates or fees) than is required under the Commitment Letter.
          (b) The Company will reasonably cooperate, and will cause its Subsidiaries and its and their Representatives to reasonably cooperate, with each of the SibCos, each of the Merger Cos and each of their respective financing sources in connection with the arrangement of the Debt Financing as may be reasonably requested by SibCo 1 or such Merger Co (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing such SibCo or Merger Co and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by such SibCo or Merger Co, (iii) assisting SibCo 1 and their respective financing sources in the preparation of (A) an offering document for any debt raised to consummate the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of SibCo 1 and its financing sources for any debt arranged by the SibCos to consummate the Debt Financing, (v) forming new direct or indirect Subsidiaries, (vi) satisfying the conditions of the Commitment Letter that explicitly require action by the Company, and (vii) providing and executing documents as may be reasonably requested by SibCo 1 and any Merger Co (including any pledge and security documents, other definitive financing documents, and other certificates (including solvency certificates), or documents as may be reasonably or customarily requested by the banks and lenders); provided, however, that none of the Company or any Subsidiary thereof will be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. In the event that this Agreement is terminated other than by SibCo 1 under Section 7.3, SibCo 1 will promptly reimburse the Company for reasonable out-of-pocket costs, not exceeding $500,000 in the aggregate, incurred by the Company or its Subsidiaries in connection with the Company’s cooperation with the SibCos and the Merger Cos pursuant to this Section 5.15.
          (c) The Merger Cos agree that, in the event that (i) all of the conditions set forth in Section 6.1, Section 6.2 (except for the condition set forth in Section 6.2(f)), and Section 6.3 (except for the condition set forth in Section 6.3(b) as it relates to this Section 5.15(c)) are satisfied (or waived in accordance with to this Agreement) and (ii) the condition set forth in Section 6.2(f) would be satisfied but for the satisfaction of any condition to the Debt Financing requiring funding of the Equity Commitment, then, immediately prior to the Effective Time the Merger Cos shall, individually or collectively, have an aggregate amount in cash or available funds equal to $1,160 million, or such lesser amount that, together with the proceeds of the Debt Financing and any cash on hand at the Company and the LLC, is sufficient to allow the Surviving Corporation to pay the Cash Consideration payable (other than with respect to any Dissenting Shares or Retained Shares) in accordance with Article II.
     5.16 No-Action Letter. As promptly as practicable following the date of this Agreement, the Company will prepare and file with the SEC a request for the issuance by the SEC of a “no action” letter in a form reasonably acceptable to SibCo 1 with respect to certain securities matters previously discussed between representatives of the parties relating to the transactions contemplated by this Agreement.
     5.17 Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     5.18 Resignations. The Company will use its reasonable best efforts to obtain and deliver to SibCo 1 at the Closing evidence reasonably satisfactory to SibCo 1 of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by SibCo 1 to the Company in writing at least five calendar days prior to the Closing.
     5.19 Affiliate Termination Agreements. Between the date of this Agreement and the Closing Date, the Company will, and will cause its Subsidiaries to, use their respective reasonable best efforts to terminate the sale of assets agreement, as amended, in effect as of the date of this Agreement, between the Company and Special Investment Risks, Ltd., on terms and conditions reasonably acceptable to SibCo 1; provided that the termination of such agreement in a transaction in which the total financial obligation incurred by the Company is $47.5 million or less will be deemed to be reasonably acceptable to SibCo 1 without further action.
     5.20 BHC Act. The Company will not engage, either directly or through any entity that the Company would be deemed to control for the purposes of the BHC Act and Regulation Y, in any activity that is not permissible for a financial holding company under, and as defined in, the BHC Act and Regulation Y.
VI. CONDITIONS
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.
          (b) Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. No proceeding instituted by a Governmental Entity seeking any such Laws or Orders shall be pending.
     6.2 Conditions to Obligations of the SibCos and the Merger Cos. The obligations of each SibCo and each Merger Co to effect the Merger are also subject to the satisfaction or waiver by SibCo 1 (on behalf of itself, each other SibCo and the Merger Cos) on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (x) Section 3.11(b) of this Agreement shall be true and correct in all respects (unless the failure to be so true and correct is due primarily to the Debt Financing or to other changes or proposed changes to the capital structure of the Company made in connection with this Agreement or at the request of any Merger Co) and (y) Sections 3.4(a), 3.9(a), 3.28 and 3.29 of this Agreement shall be true and correct in all material respects, in each of clauses (x) and (y): (A) on the date of this Agreement and (B) on the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the other representations and warranties of the Company set forth in this Agreement (in each case read for purposes of this Section 6.2(a)(ii) without any materiality, material or Company Material Adverse Effect qualifications), shall be true and correct: (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), other than failures to be true and correct that would not have a Company Material Adverse Effect.
          (b) Performance of Covenants. The Company shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Company Material Adverse Effect. Since June 30, 2005, there shall have been no Company Material Adverse Effect.
          (d) Officers Certificate. SibCo 1 shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
          (e) Consents. All consents, approvals, non-disapprovals and other authorizations of any Governmental Entity set forth in Section 6.2(e) of the Company Disclosure Letter shall have been obtained, free of any Burdensome Condition and any other condition or limitation that would have a Company Material Adverse Effect.
          (f) Financing. The proceeds of the Debt Financing shall be available to the Company on equivalent or more favorable terms and conditions as are set forth in the Commitment Letter (as determined in the reasonable judgment of SibCo 1).
          (g) Agent Status. Since the Measurement Date:
               (i) less than 25% of the Active Agents listed on the Active Agents List shall have effected a Qualifying Withdrawal (as defined below) from any Agent Stock Accumulation Plan; and
               (ii) less than:
                    (A) 12.5% of the Senior Producers listed on the Senior Producers List shall have effected a Qualifying Withdrawal from any Agent Stock Accumulation Plan; and

                    (B) 12.5% of the Senior Hierarchy Agents listed on the Senior Hierarchy Agents List shall have effected a Qualifying Withdrawal from any Agent Stock Accumulation Plan.
          (h) Insurance Regulatory Action. No Governmental Entity shall have taken, or informed a party or publicly disclosed that it intends to take any action (including in respect of any action or matter disclosed in the Company Disclosure Letter) against the Company or any of its Subsidiaries, or enacted, issued, promulgated, enforced or entered, or is reasonably likely to enact, issue, promulgate, enforce or enter, any Laws or Orders (whether temporary, preliminary or permanent), that would reasonably be expected to (i) lead to a limitation (including by revocation or suspension of a license, or the issuance of a cease and desist order, injunction or similar action) on the ability of the Company and its Subsidiaries to conduct their respective businesses in any material respect as such businesses are conducted as of the date of this Agreement or (ii) amount to a Burdensome Condition.
     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the SibCos and the Merger Cos set forth in this Agreement (in each case read for purposes of this Section 6.3(a) without any materiality, material or Acquiror Material Adverse Effect qualifications), shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), other than failures to be true and correct that would not have a Acquiror Material Adverse Effect.
          (b) Performance of Covenants. Each SibCo and each Merger Co shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Officers Certificate. The Company shall have received a certificate, signed by the chief executive officer or the chief financial officer of each SibCo and each Merger Co, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

VII. TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of SibCo 1 (on behalf of itself, each other SibCo and the Merger Cos) and the Company.
     7.2 Termination by SibCo 1 or the Company. This Agreement may be terminated by SibCo 1 or the Company at any time prior to the Effective Time:
          (a) if the Merger has not been consummated by June 15, 2006 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;
          (b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof in accordance with Section 5.7) and the Requisite Company Vote is not obtained upon a vote taken thereon;
          (c) if any Law prohibits consummation of the Merger; or
          (d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.
     7.3 Termination by SibCo 1 . This Agreement may be terminated by SibCo 1 at any time prior to the Effective Time:
          (a) if (i) the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to SibCo 1 or the Merger Cos, (ii) the Company Board approves, endorses or recommends a Takeover Proposal, or (iii) the Company or the Company Board resolves or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 5.4;
          (b) the Company (i) materially breaches its obligations under Sections 5.4, 5.6(c) or 5.7, or the Company Board or any committee thereof shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Section 5.6(a) or 5.6(b) and (B) such breach is not cured within five Business Days after the Company’s receipt of written notice asserting such breach from SibCo 1;
          (c) if the Company breaches any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of such breach from SibCo 1; or

          (d) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company within 20 Business Days after the Company’s receipt of written notice of the occurrence of such event from SibCo 1.
     7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if any SibCo or any Merger Co breaches any of its representations, warranties or covenants contained in this Agreement, which breach (a) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (b) has not been cured by such SibCo or such Merger Co within 20 Business Days after such SibCo’s or such Merger Co’s receipt of written notice of such breach from the Company.
     7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party), except that if there shall be any willful (a) failure of any party to perform its covenants or (b) breach by any party of its representations or warranties contained in this Agreement, then such party will be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.3(b), Section 5.13, the reimbursement obligations of the SibCos and the Merger Cos in Section 5.15(b), Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement.
     7.6 Expenses, Etc. Following Termination. (a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Sections 5.13 and 5.15.
          (b) The Company will pay, or cause to be paid, to SibCo 1 by wire transfer of immediately available funds an amount equal to $65 million (the “Termination Fee”):
               (i) if this Agreement is terminated by SibCo 1 pursuant to Section 7.3(a) or Section 7.3(b), in which event payment will be made within two Business Days after such termination; or
               (ii) if (A) a Takeover Proposal has been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn (x) at least 20 Business Days prior to the Outside Date with respect to a termination pursuant to Section 7.2(a) or prior to the breach that gave rise to the termination with respect to a termination pursuant to Section 7.3(c), or (y) at least three Business Days prior to the Company Stockholders Meeting with respect to a termination pursuant to Section 7.2(b)), (B) this Agreement is terminated by SibCo 1 or the Company pursuant to

Section 7.2(a) or Section 7.2(b) or by SibCo 1 pursuant to Section 7.3(c), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of a Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made within two Business Days after the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by the figure “50%”.
          (d) Each of the Company, the SibCos and the Merger Cos acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement. In the event that the Company fails to pay the Termination Fee when due, the Company will (i) reimburse SibCo 1 for all reasonable costs and expenses actually incurred or accrued by SibCo 1, the Merger Cos and its Affiliates (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.6 and (ii) pay interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were due until the date received by SibCo 1 or the Merger Cos.
     7.7 Amendment. This Agreement may be amended by the Company and SibCo 1 (on behalf of itself, each other SibCo and the Merger Cos) at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by the board of directors of each of SibCo 1 and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding anything to the contrary, in the event that certain aspects of the structure for the transactions provided in this Agreement have not received appropriate clearance or approval by applicable securities regulators in the reasonable judgment of SibCo 1 based on advice from its outside counsel, the parties will amend this Agreement to provide for an alternate structure as reasonably proposed by SibCo 1 and reasonably acceptable to the Company that does not raise such structural considerations (including an appropriate extension of the time periods provided herein, for up to 60 days) to more effectively facilitate the consummation of the underlying transactions without otherwise adversely affecting the rights and obligations of the Company hereunder.
     7.8 Extension; Waiver. At any time prior to the Effective Time, SibCo 1 and the Merger Cos, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
     7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement will require the prior approval of that action by the board of directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement will require the prior approval of a duly authorized officer or the board of directors of the party or parties entitled to extend or waive that obligation or condition.
VIII. MISCELLANEOUS
     8.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
          (a) “Acquiror Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, would reasonably be expected to prevent or materially impair or materially delay the ability of any or all of the SibCos and the Merger Cos to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.
          (b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
          (c) “Agent Shares” means Common Shares issued or issuable pursuant to any Agent Stock Accumulation Plan and not withdrawn from any Agent Stock Accumulation Plan prior to the Closing.
          (d) “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and will consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has had or would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following, alone or in combination, will be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the health and life insurance industry: any event, circumstance, change or effect resulting from or relating to (i) changes in general political, economic or financial market conditions, (ii) changes affecting the health and life insurance industry, or (iii) seasonal fluctuations in the business of the Company and its Subsidiaries consistent with past fluctuations; and, provided, further, that the death of Ronald C. Jensen on September 2, 2005 will not be deemed to constitute, and will not be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect.
          (g) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
          (h) “Domestic Insurance Subsidiary” means each of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company.
          (i) “Hazardous Substances” means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.
          (j) “Insurance Regulatory Authority” shall mean, with respect to any Domestic Insurance Subsidiary, the Governmental Entity of such Domestic Insurance

Subsidiary’s state of domicile with which such Domestic Insurance Subsidiary is required to file its annual financial statement prepared in accordance with SAP.
          (k) “Knowledge” means, when used with respect to the SibCos, the Merger Cos or the Company, the actual knowledge of the Persons set forth in Section 8.1(i) of the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable.
          (l) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
          (m) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.
          (n) “Management Shares” means Common Shares beneficially owned by any of the individuals listed or identified on Exhibit 2.1(a)(i).
          (o) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          (p) “Permitted Liens” means: (i) Liens disclosed with particularity in the June 30, 2005 balance sheet of the Company Consolidated Financial Statements or securing liabilities reflected on the June 30, 2005 balance sheet of the Company Consolidated Financial Statements; (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or are being contested in good faith; (iv) in the case of leased or subleased properties and assets, Liens and other matters affecting the lessors’ or prior lessors’ interests in such properties and assets; and (v) other Liens and matters that do not, individually or in the aggregate, materially adversely affect the current use or value (and, in the case of owned property or assets, the ownership) of such property or asset as currently used by the owner, lessor or lessee thereof.
          (q) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
          (r) “Qualifying Withdrawal” means any withdrawal of Common Shares from any Agent Stock Accumulation Plan other than a “partial withdrawal” or a “special

ATOP distribution and withdrawal” (as such terms are defined with respect to, or provided for under, the Company’s UGA Agent Stock Accumulations Plans) or a “partial withdrawal” or a “special ACE distribution and withdrawal” (as such terms are defined with respect to, or provided for under, the Company’s Cornerstone America Agent Stock Accumulation Plans).
          (s) “Representatives” means, when used with respect to any Merger Co or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Merger Co or the Company, as applicable, and its Subsidiaries.
          (t) “Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the Common Shares entitled to vote thereon, voting together as a single class.
          (u) “SAP” means, with respect to any Domestic Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance Laws or regulations of the Insurance Regulatory Authority in the jurisdiction of the domicile of such Domestic Insurance Subsidiary, for the preparation of financial statements and other financial reports by insurance companies of the same type as such Domestic Insurance Subsidiary. Statutory accounting practices shall be deemed to be applied on a “consistent basis” when the practices applied in a current period are comparable in all material respects to the practices applied in a preceding period.
          (v) “Subsidiary” means, when used with respect to any SibCo, any Merger Co or the Company, any other Person (whether or not incorporated) that such SibCo, such Merger Co or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.
          (w) “Superior Proposal” means a written Takeover Proposal that relates to more than 50% of the voting power of the capital stock of the Company or of the assets of the Company and its Subsidiaries taken as a whole, (i) which the Company Board determines, in its good faith judgment, after receiving the advice of its financial advisors and outside legal counsel, and after taking into account all aspects of the Takeover Proposal (including its terms and conditions, the Person making the Takeover Proposal, any regulatory concerns and other considerations), is on terms and conditions more favorable from a financial point of view to the stockholders of the Company (in their capacity as stockholders) than those contemplated by this Agreement (after giving effect to any adjustments to the terms and conditions of this Agreement proposed by the SibCos and the Merger Cos in response thereto), (ii) the conditions to the consummation of which are all, in the good faith judgment of the Company Board, reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Company Board after consultation with its financial advisors and outside legal counsel, is reasonably likely to be available.
          (x) “Takeover Proposal” means, any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a purchase, sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) — (iv), in each case other than the transactions contemplated by this Agreement.
          (y) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the foregoing clause (i).
          (z) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
          (aa) “Treasury Regulations” means the Treasury regulations promulgated under the Code.
     8.2 Interpretation. (a) The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Exhibits refer to Articles and

Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
          (b) Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Letter or the Acquiror Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item is material or has had or would reasonably be expected to have a Company Material Adverse Effect or Acquiror Material Adverse Effect, as the case may be.
     8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
     8.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     8.5 Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

     8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.
     8.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to any of the SibCos or the Merger Cos, to:
Premium Finance LLC
345 Park Avenue, 31st Floor
New York, NY 10154
Facsimile: 212-583-5722
Attention: Chinh Chu
with a copy (which will not constitute notice to the SibCos or the
Merger Cos) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Steven A. Cohen, Esq.
                Mark Gordon, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile: (212) 558-3588
Attention: Richard A. Pollack, Esq.
and

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Facsimile: (212) 450-3599
Attention: Nancy L. Sanborn, Esq.
If to the Company, to:
UICI
9151 Grapevine Highway
North Richland Hills, TX 76180
Facsimile: (817) 255-5334
Attention: William J. Gedwed
with a copy (which will not constitute notice to the Company) to:
Jones Day
222 East 41st Street
New York NY 10017
Facsimile: (212) 755-7306
Attention: Robert A. Profusek, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.
     8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     8.9 No Third-Party Beneficiaries. Except as provided in Section 5.9, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

     8.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     8.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise, except that (a) any Merger Co may designate, by written notice to the Company, a Subsidiary that is wholly-owned by such Merger Co to be merged with and into the Company in lieu of such Merger Co, in which event this Agreement will be amended such that all references in this Agreement to such Merger Co will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to such Merger Co will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and (b) SibCo 1 may assign to one or more Affiliates all or a portion of its rights to receive any Termination Fee payable to SibCo 1 pursuant to Section 7.6(b). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.
     8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     8.14 Specific Performance; Maximum Recovery; No Liability of SibCos. (a) The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII, the SibCos and the Merger Cos will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that the Company shall not be entitled to an injunction or injunctions to prevent any breach of this Agreement by any SibCo or any Merger Co or to enforce specifically any term or any provision of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in this Section 8.14; provided, however, the Company shall be entitled to specific performance against the SibCos or the Merger Cos to prevent any breach by the SibCos or the Merger Cos of their confidentiality obligations under Section 5.3.
          (b) Notwithstanding anything in this Agreement to the contrary, the Company agrees that (i) to the extent the Company has incurred any losses or damages in connection with this Agreement, (A) the maximum aggregate liability of the SibCos and the Merger Cos for such losses or damages, if liable therefor, will be limited to the amount of the Termination Fee, in the aggregate, and (B) in no event will the Company or any of its Affiliates seek to recover any money damages in excess of such amount from any SibCo, any Merger Co or any of their respective Representatives and Affiliates in connection therewith and (ii) in the event the Effective Time occurs, (A) no SibCo shall have any liability or obligation to the Surviving Corporation under any theory of law, whether contract, tort or otherwise and (B) from and after the Effective Time, no SibCo shall have any obligation to any party hereunder, other than the obligation to assign to the LLC such SibCo’s rights and obligations pursuant to the Debt Financing.
     8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.
UICI

By:	/s/ William J. Gedwed

Name: William J. Gedwed
Title: President and CEO
[Merger Agreement Signature Page]

PREMIUM FINANCE LLC

By:	Blackstone Management Associates IV L.L.C., as Sole Member

By:	/s/ Chinh Chu

Name: Chinh Chu
Title: Member
[Merger Agreement Signature Page]

MULBERRY FINANCE CO., INC.

By:	/s/ Adrian M. Jones

Name: Adrian M. Jones
Title: President
[Merger Agreement Signature Page]

DLJMB IV FIRST MERGER LLC

By:	MBP IV PLAN INVESTORS, L.P., a Member

By:	DLJ LBO Plans Management Corporation, its General Partner

By:	/s/ Kamil M. Salame

Name: Kamil M. Salame
Title: Managing Director
[Merger Agreement Signature Page]

PREMIUM ACQUISITION, INC.

By:	/s/ Chinh Chu

Name: Chinh Chu
Title: Chief Executive Officer
[Merger Agreement Signature Page]

MULBERRY ACQUISITION, INC.

By:	/s/ Adrian M. Jones

Name: Adrian M. Jones
Title: President
[Merger Agreement Signature Page]

DLJMB IV FIRST MERGER CO ACQUISITION, INC.

By:	/s/ Christopher Hojlo

Name: Christopher Hojlo
Title: Vice President
[Merger Agreement Signature Page]

I.	THE MERGER		2
	1.1	The Merger	2
	1.2	Closing	2
	1.3	Effective Time	2
	1.4	Effects of the Merger	2
	1.5	Certificate of Incorporation	2
	1.6	Bylaws	2
	1.7	Directors and Officers	3
	1.8	Assignment of Rights Under Debt Financing	3
II.	EFFECT OF THE MERGER ON CAPITAL STOCK		3
	2.1	Effect of the Merger on Capital Stock	3
	2.2	Surrender of Certificates	4
	2.3	Dissenting Shares	6
	2.4	Adjustments to Prevent Dilution	6
	2.5	Treatment of Company Stock Options and Other Equity Based Awards	7
III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
	3.1	Organization; Power; Qualification	8
	3.2	Corporate Authorization; Enforceability	8
	3.3	Organizational Documents	9
	3.4	Capitalization; Options	9
	3.5	Subsidiaries	10
	3.6	Governmental Authorizations	11
	3.7	Non-Contravention	12
	3.8	Voting	12
	3.9	SEC Reports; Securities Law Matters	12
	3.10	Financial Statements	13
	3.11	Reserves; Ratings; Reinsurance	14
	3.12	Liabilities	15

-i-

	3.13	Absence of Certain Changes	15
	3.14	Litigation	15
	3.15	Contracts	16
	3.16	Benefit Plans	17
	3.17	Labor Relations	19
	3.18	Taxes	20
	3.19	Environmental Matters	23
	3.20	Intellectual Property	24
	3.21	Title to Property	25
	3.22	Permits; Compliance with Laws	25
	3.23	Takeover Statutes	27
	3.24	Interested Party Transactions	27
	3.25	Information Supplied	28
	3.26	Opinion of Financial Advisor	28
	3.27	Insurance	28
	3.28	Certain Regulatory Matters	29
	3.29	Brokers and Finders	30
IV.	REPRESENTATIONS AND WARRANTIES OF THE SIBCOS AND THE MERGER COS		30
	4.1	Organization and Power	30
	4.2	Corporate Authorization; Capitalization	30
	4.3	Enforceability	30
	4.4	Governmental Authorizations	30
	4.5	Non-Contravention	31
	4.6	Absence of Litigation	31
	4.7	Disclosure Documents	32
	4.8	Capital Resources	32
	4.9	Interim Operations of each Merger Co	32
	4.10	Brokers	32

-ii-

V.	COVENANTS		33
	5.1	Conduct of Business of the Company	33
	5.2	Other Actions	36
	5.3	Access to Information; Confidentiality	36
	5.4	No Solicitation	37
	5.5	Notices of Certain Events	39
	5.6	Company Disclosure Documents	40
	5.7	Company Stockholders Meeting	41
	5.8	Employees; Benefit Plans	41
	5.9	Directors’ and Officers’ Indemnification and Insurance	43
	5.10	Reasonable Best Efforts	44
	5.11	Public Announcements	47
	5.12	Stock Exchange Listing	47
	5.13	Fees, Expenses and Conveyance Taxes	47
	5.14	Takeover Statutes	47
	5.15	Financing; Funding	47
	5.16	No-Action Letter	49
	5.17	Rule 16b-3	49
	5.18	Resignations	49
	5.19	[Affiliate Termination Agreements	49
	5.20	BHC Act	50
VI.	CONDITIONS		50
	6.1	Conditions to Each Party’s Obligation to Effect the Merger	50
	6.2	Conditions to Obligations of the SibCos and the Merger Cos	50
	6.3	Conditions to Obligation of the Company	52
VII.	TERMINATION, AMENDMENT AND WAIVER		52
	7.1	Termination by Mutual Consent	52
	7.2	Termination by SibCo 1 or the Company	52
	7.3	Termination by SibCo 1	53

-iii-

	7.4	Termination by the Company	53
	7.5	Effect of Termination	53
	7.6	Expenses, Etc. Following Termination	54
	7.7	Amendment	55
	7.8	Extension; Waiver	55
	7.9	Procedure for Termination, Amendment, Extension or Waiver	55
VIII.	MISCELLANEOUS		55
	8.1	Certain Definitions	55
	8.2	Interpretation	60
	8.3	Survival	60
	8.4	Governing Law	60
	8.5	Submission to Jurisdiction	60
	8.6	Waiver of Jury Trial	61
	8.7	Notices	61
	8.8	Entire Agreement	62
	8.9	No Third-Party Beneficiaries	62
	8.10	Severability	62
	8.11	Rules of Construction	63
	8.12	Assignment	63
	8.13	Remedies	63
	8.14	Specific Performance; Maximum Recovery; No Liability of SibCos	63
	8.15	Counterparts; Effectiveness	64

-iv-